Exhibit 99.1

November 12, 2024

Simmons First National Corporation Announces Executive Management Updates

CEO Bob Fehlman set to retire at the end of 2024

Executive Chairman George Makris, Jr. will assume the role of Chairman and CEO

Veteran banker Christopher Van Steenberg joins Simmons as Chief Operating Officer

(Pine Bluff, Ark.) Simmons First National Corporation (NASDAQ: SFNC) (Simmons or Company) today announced that Robert “Bob” Fehlman, chief executive officer of the Company and its subsidiary, Simmons Bank, has decided to retire in order to focus on personal interests and family medical issues. Fehlman will continue to serve in his current capacity through the end of 2024, and he will then transition into an advisory role through the first quarter of 2025. George Makris, Jr., the Company’s current executive chairman, will assume the role of chairman and chief executive officer of the Company and Simmons Bank effective January 1, 2025. Makris previously served as chairman and chief executive officer from 2014 through 2022.

“I want to express my deep appreciation to Bob for his decades of service to our organization,” said Makris. “Bob has been a tremendous asset to the bank for many years, and we wish him all the best in his well-deserved retirement. Bob has played a significant role in the expansion of the bank and has been a leader of our better bank initiative as CEO.”

Fehlman began his banking career with Simmons in 1988, serving in a variety of leadership roles including controller, chief financial officer, treasurer, chief operating officer, president, and most recently as chief executive officer.

“I have been honored and blessed to work at Simmons for over 36 years,” said Fehlman. “I am proud of what we have achieved over the years, and it has only been possible because of the talent, dedication, and commitment of our people who embody the Simmons culture. I want to thank the Board and associates for their partnership and support over the years and wish them the very best for continued success. We have a strong foundation in place and positive momentum to build upon and I have great confidence in Simmons’ future.”

Simmons also announced today that veteran banker Christopher “Chris” Van Steenberg has joined Simmons as Chief Operating Officer (COO) effective today, November 12. Chris will report to Simmons’ president Jay Brogdon.

“We are thrilled to have Chris join the Simmons team as COO,” said Brogdon. “He brings a proven track record in leading retail banking and commercial treasury management teams, while at the same time implementing ongoing strategies designed to enhance the customer experience and drive operational efficiencies. We’re excited to see the impact Chris will have on furthering our better bank initiative, while also supporting our efforts to drive sound, profitable growth and positive operating leverage.”

Van Steenberg brings more than 25 years of experience in the financial services industry, with a long, successful track record of strategy execution. He most recently served as executive vice president, Chief Digital and Product Officer for a Mid-South bank with more than $80 billion in assets. In this role, he was responsible for all aspects of the bank’s treasury management, consumer and small business digital, consumer and small business product management, contact center banking, product and portfolio pricing, as well as risk and fraud prevention. Prior to this role, he served as executive vice president, Head of Regional Banking Strategy and Delivery where he led engagements with business partners to deliver strategic objectives.

Van Steenberg holds a Bachelor of Science degree in marketing management from the University of Alabama and a Master of Business Administration degree from the Manchester Business School in Manchester, England. He also completed the Royal Bank of Scotland Business School through the Wharton School, Entrepreneurial Leadership & Influence program at Babson College, and the Consumer Bankers Association Graduate School of Retail Bank Management.

Simmons First National Corporation

Simmons First National Corporation (NASDAQ: SFNC) is a Mid-South based financial holding company that has paid cash dividends to its shareholders for 115 consecutive years. Its principal subsidiary, Simmons Bank, operates 234 branches in Arkansas, Kansas, Missouri, Oklahoma, Tennessee and Texas. Founded in 1903, Simmons Bank offers comprehensive financial solutions delivered with a client-centric approach. In 2024, Simmons Bank was recognized by U.S. News & World Report as one of the 2024-2025 Best Companies to Work For in the South and by Forbes as one of America’s Best-In-State Banks 2024 in Tennessee and America’s Best-In-State Employers 2024 in Missouri. Additional information about Simmons Bank can be found on our website at simmonsbank.com, by following @Simmons_Bank on X (formerly Twitter) or by visiting our newsroom.

Investor and Media Contact

Ed Bilek, EVP, Director of Investor and Media Relations

ed.bilek@simmonsbank.com or 205.612.3378 (cell)